AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of April 30, 1997, by and among INTERCHANGE FINANCIAL SERVICES CORPORATION, a New Jersey corporation ("Parent"), WASHINGTON INTERCHANGE CORP., a New Jersey corporation ("Target"), WIC ACQUISITION CORP., a New Jersey corporation and wholly-owned subsidiary of Parent ("Sub") (Sub and Target being hereinafter collectively referred to as the "Constituent Corporations") and the Target's shareholders, as listed on Exhibit A and who are signatories hereto, (each of such individuals being referred to herein as a "Shareholder" and collectively as "Shareholders").

         WHEREAS, Shareholders own an aggregate of 200 shares of common stock, no par value, of Target (the "Target Stock"), constituting 100% of the issued and outstanding shares of capital stock of Target;

         WHEREAS, Parent desires to indirectly acquire Target, through a merger of Sub into Target on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Boards of Directors of Parent, Sub and Target have approved the merger of Sub into Target (the "Merger") and the transactions contemplated hereby in accordance with the applicable provisions of the New Jersey Business Corporation Act ("NJBCA");

         WHEREAS, the parties to the transaction contemplated hereby have relied on the provision of Sections 368(a)(2)(E) of the Internal Revenue Code of 1986 as amended (the "Code"), and desire that the transaction to be treated as a tax free reorganization, commonly referred to as a reverse triangular merger; and

         NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          (a) On the terms and subject to the conditions as set forth in this Agreement, and on the basis of the representations and warranties contained herein, the parties hereto jointly and severally agree that, at the Effective Time (as hereinafter defined), Sub shall be merged into Target and the separate existence of Sub shall thereupon cease in accordance with the applicable provisions of the NJBCA.

          (b) Target will be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and will continue to be governed by the laws of the State of New Jersey, and the separate corporate existence of Target and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation will continue unaffected by the Merger.

          (c) The Merger will have the effects specified by the NJBCA.

          (d) As soon as practicable following fulfillment of or waiver of the conditions specified in Articles VII or VIII hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article XI hereof, the Constituent Corporations will cause a Certificate of Merger in the form of Exhibit B (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of New Jersey and will take any other actions as are necessary to effectuate the Merger including, but not limited to, filing any required documents with the New Jersey Department of Taxation or filing any required documents with the office of the Secretary of State of the State of New Jersey. Subject to and in accordance with the laws of the State of New Jersey, the Merger will become effective at the date and time the Certificate of Merger is filed with the office of the Secretary of State of the State of New Jersey or such later time or date as may be specified in the Certificate of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VII or VIII hereof.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Target as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

         2.2 BY-LAWS. The By-Laws of Target as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation after the Effective Time.

         2.3 BOARD OF DIRECTORS AND OFFICERS. From and after the Effective Time, the Board of Directors and Officers of Sub shall be the Board of Directors and Officers of the Surviving Corporation after the Merger. The members of the Board of Directors and Officers of Target prior to the Effective Time shall resign prior to the Merger.

                                   ARTICLE III

                              CONVERSION OF SHARES

         3.1 CONVERSION OF TARGET SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target, the Target Stock owned by the Shareholders, other than Target Dissenting Shares (as defined in Section 3.4 hereof), shall, subject to
Section 3.3(e) hereof, be converted into the right to receive and become exchangeable for the number of shares validly issued common stock of Parent equal to the Conversion Ratio times the number of shares of Target Stock owned by the Shareholders and the Target Stock shall cease to be shares of Stock in Washington Interchange Corp. For purposes of this Agreement, the Conversion Ratio means a fraction, (A) the numerator of which is equal to Target's agreed upon net value, which shall be based upon the net fair market value of Target computed as follows: (i) Target's interest in 83,237 shares of Parent Common Stock (prior to the 3 for 2 stock split declared on February 27, 1997) and the amount of Parent Common Stock held by Target to be valued at the average closing sale price of Parent Common Stock as reported on the composite tape for the American Stock Exchange (the "ASE") for the ten (10) trading days immediately preceding the date which is seven (7) calendar days prior to the Closing Date (the "Valuation Price"); plus (ii) the bank building and land located at 590 Pascack Road, Washington Township, New Jersey ("590 Pascack") at an agreed upon value of $500,000.00; plus (iii) cash on deposit in Target's corporate accounts as of the valuation date; and less (iv) the unpaid balance of the mortgage referred to in Subsection 4.6(b) (it being recognized that Target intends to satisfy this mortgage prior to the Effective Time), divided by the average closing sale price of a share of Parent Common Stock as reported on the composite tape for the ASE for the ten (10) trading days immediately preceding the date which is seven (7) calendar days prior to the Closing Date; and (B) the denominator which is equal to two hundred (200). For example, if Parent Common Stock has a value of $25.00 per share and absent any cash on deposit and/or outstanding mortgage, the Conversion Ratio would be 516.185 based on a numerator of 103,237 [(i) 83,237 shares times $25 per share plus (ii) $500,000 real estate value plus (iii) $0 cash (iv) less $0 mortgage divided by 25] and a denominator of 200. The Parent Common Stock received by the Shareholders based upon the Conversion Ratio, together with any fractional shares shall, for purposes hereof, be referred to as the "Merger Consideration". The Merger Consideration shall be adjusted as of the Closing Date to apportion the unpaid mortgage liens and expenses payable by the Target Corporation with respect to 590 Pascack and other liabilities of Target including, but not limited to any unpaid obligations of the Target Corporation (including Taxes) other than as set forth herein as well as in Schedule 1.2(b).

         3.2 STATUS OF SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent each issued and outstanding share of common stock of Sub owned by Parent shall be converted to one share of common stock in the Surviving Corporation.

         3.3 EXCHANGE OF PARENT STOCK CERTIFICATES. (a) On or prior to the Closing Date, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchange referred to in Target to in Section 3.3(b). Parent shall also make available to the Exchange Agent the cash required to make the cash payments in lieu of fractional shares referred to in Section 3.3(e) below. Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         (b) From and after the Effective Time, each Target Shareholder, other than shares owned by Shareholders with respect to which dissenters' rights, if any, are granted by reason of the Merger under the NJBCA, shall be entitled to receive in exchange for their shares in Target, upon surrender thereof to Continental Stock and Transfer Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock into which such holder's shares of Target Common Stock were converted pursuant to
Section 3.1 and cash in lieu of any fractional shares of such Parent Common Stock pursuant to Section 3.3(e). From and after the Effective Time, Parent shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of Target Common Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of Parent Common Stock into which the shares of Target Common Stock represented by such certificates shall have been converted pursuant to Section 3.1, notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of Target Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of Target Common Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of any such certificate surrendered.

     (c) [INTENTIONALLY OMITTED].

     (d) As soon as  practicable  after the Effective  Time,  the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (collectively, the "Target Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Target Certificates shall pass, only upon actual delivery of Target Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Target Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Target Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Target Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Target Common Stock represented by Target Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and Target Certificates so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable escheat laws.

     (e) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Target Certificates pursuant to this Article III and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Target Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Target Certificates for exchange pursuant to this Article III shall be entitled to receive from the Exchange Agent a cash payment in lieu of such fractional share equal to such fraction multiplied by the Valuation Price.

         3.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, holders of shares of Target Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the NJBCA and who do not vote in favor of the Merger and otherwise comply with the NJBCA ("Target Dissenting Shares"), shall not be entitled to shares of Parent Common Stock pursuant to Section 3.1, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the NJBCA, and shall be entitled to receive only the payment provided for pursuant to the NJBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenters' rights under the NJBCA, such holder's Target Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

         3.5 CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock owned by the Shareholders shall thereafter be made. If, after the Effective Time, Target Certificates are presented to Parent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

         3.6 CLOSING. Subject to the fulfillment or waiver of any conditions precedent set forth herein, it is presently contemplated that the closing of the transactions under this Agreement (the "Closing") shall take place on May 13, 1997, (the "Closing Date"), at 10:00 a.m., New York City time at the offices of Harwood Lloyd, counsel to Parent, or at such other place or such other time and date as the parties may mutually agree in writing. The time and date upon which the Closing occurs is herein referred to as the "Closing Date." If the Closing has not occurred prior to June 30, 1997, Parent, if not then in default under this Agreement, may terminate this Agreement by giving five (5) days written notice to Target.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND TARGET

         Except as otherwise set forth, all warranties and representations contained herein shall survive the Merger and are subject to the exceptions set forth in each disclosure schedule attached hereto. As a material inducement to Parent to execute and perform its obligations under this Agreement, Target and Shareholders hereby jointly and severally represent and warrant to Parent as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets used in connection therewith.

         4.2 CAPITALIZATION; OPTIONS OR OTHER RIGHTS. The authorized capital stock of Target consists of One-Thousand (1000) shares of Common Stock, no par value per share, of which Two-Hundred (200) shares are issued and outstanding. All issued and outstanding shares of capital stock of the Target have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and are owned beneficially and of record by Shareholders in the amounts as set forth on Exhibit A hereto. There are no Liens (as hereinafter defined) on or with respect to any outstanding shares of capital stock of the Target. There are no outstanding (i) securities convertible into or exchangeable for any capital stock of the Target;
(ii) options, warrants, preemptive rights, calls or other rights to purchase or subscribe for any capital stock of the Target or securities convertible into or exchangeable for capital stock thereof; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Target, any such convertible or exchangeable securities or any such options, warrants, calls or rights. Shareholders collectively own 100% of the outstanding capital stock of Target. Except for Target's 83,237 shares of Parent Common Stock, Target does not own or control, or have any ownership interest in or any obligation to acquire an ownership interest in or any obligation to acquire an ownership interest, either directly or indirectly, in, nor is it controlled by or under common control with, any other corporation, partnership, joint venture or other entity.

         4.3 STOCK OWNERSHIP. Each Shareholder currently has and/or the time of the Closing will have good and valid title to the Target Stock to be exchanged by such Shareholder hereunder, in all such cases free and clear of any and all Liens. Exhibit A of this Agreement contains a complete and accurate list of all of the Shareholders of Target and Target Stock held by each Shareholder.

         4.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. Shareholders will furnish Parent prior to Closing true and complete copies of the (i) Certificate of Incorporation of Target, as in effect on the date hereof, (ii) By-laws of Target, as in effect on the date hereof, and (iii) minute books of Target (containing records of all meetings and consents in lieu of meetings of its shareholders and Boards of Directors (and any committees thereof) since the time of its incorporation and accurately reflecting all transactions referred to in such minutes and consents in lieu of meetings). Target is not in violation of any provisions of its Certificate of Incorporation or By-Laws, as in effect as of the date hereof.

         4.5 FINANCIAL STATEMENTS AND BOOKS AND RECORDS. There have been delivered to Parent true and correct copies of the following financial statements: (i) the compiled balance sheet of Target as of December 31, 1996 and the income statement for the fiscal year then ended prepared by Target's accountants (the "1996 Year-End Financial Statements") and (ii) the compiled balance sheets of Target as of March 31, 1997 and the income statement for the three months then ended. The 1996 Year-End Financial Statements and the March 31, 1997 Financial Statements, are collectively referred to herein as the "Financial Statements." Copies of the Financial Statements are annexed as Exhibit C hereto. The Financial Statements have been prepared and are based upon the books and records of Target and such Financial Statements present fairly the financial position, and related results of operations of Target as of the dates and for the periods referred to therein, in accordance with GAAP. All of the financial books and records of Target have been made available to Parent and such books and records completely and fairly record in all respects Target's financial affairs which should normally be recorded in financial books and records.

         4.6 LIABILITIES. (a) Except as set forth on Schedule 4.6, Target has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) whether as principal, agent, partner, plan fiduciary, coventurer, guarantor or in any capacity whatsoever which are not properly reflected or reserved against in the Financial Statements (except for liabilities or obligations which have been incurred in the ordinary course of business since December 31, 1996 in a manner consistent with past practice, which individually or in the aggregate do not exceed $10,000) and the reserves reflected in the Financial Statements are adequate, appropriate and reasonable.

         (b) Target will have the existing mortgage loan encumbering 590 Pascack paid in full prior to Closing or the Merger Consideration will be adjusted accordingly.

         4.7 TAX MATTERS. (a) Except with respect to property Taxes and other Taxes (as defined below) for which adequate reserves are included in the Financial Statements or as otherwise set forth in Schedule 4.7, Target or the Shareholders, where applicable, have timely paid all federal and state taxes, including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, and all other taxes, levies and charges of any nature whatsoever and however denominated together with all penalties, additions to tax, interest, assessment or other damages imposed thereon with respect to Target's business (collectively, "Tax" or "Taxes") required to be paid or deposited by Target through the date hereof. For purposes of this Section 4.7, timely payment shall be deemed to include payment in accordance with any available extensions.

         (b) Target or the Shareholders, where applicable, have filed on or before the applicable due date (including extensions) all tax returns, reports or declarations which it is required to have filed through the date hereof and has timely paid all amounts shown as payable thereon, as well as any deficiencies or other additional amounts subsequently assessed by any taxing authority with respect to each such tax return, report or declaration. All such returns, reports or declarations are true, correct and complete in all respects.

         (c) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and the assessment of any additional Tax with respect to periods for which returns have been filed is not expected.

         (d) Except for the State of New Jersey's claim for outstanding penalties and interest with respect to Target's 1987 Business Corporation Tax, there are no proposed deficiencies or unresolved claims concerning Target's liability for Taxes. Any proposed deficiency or unresolved claim set forth on
Schedule 4.7 is being contested in good faith by appropriate proceedings for which adequate reserves have been created, maintained and disclosed in writing to Parent. Target shall escrow $3500.00 with Parent's attorney pending resolution of the State of New Jersey's claim.

         (e) Copies of all federal and state income tax returns (including all attachments and amendments thereto) of Target for all taxable years for which the limitation periods (including any extensions or waivers thereof) applicable to deficiencies not expired have been delivered to Parent.

         4.8 COMPLIANCE WITH LAWS. To the best of its actual knowledge or belief, Target is not in violation of any applicable law, rule, regulation, order, judgment, injunction, award or decree, relating to, arising out of or affecting the business or operations of Target. Target has not been notified that it is in violation of any statute, law, rule, regulation, ordinance, or any other requirement of any federal, state, local, regional, municipal or regulatory department, body, commission, agency, board, instrumentality, authority, court or arbitrator having jurisdiction over Target or any of its businesses or properties (collectively, a "Governmental Agency") (including, without limitation, laws relating to the environment), other than insignificant or immaterial violations which do not and will not have a Material Adverse Effect. Each authorization, license, consent, permit, order and approval of any Governmental Agency over the conduct of Target's business (collectively, the "Permits") that is material to the conduct of Target's business is in full force and effect, no violations are or have been recorded in respect of any Permit and no proceeding is pending or, to the actual knowledge of Target or any Shareholder, threatened, to revoke or limit any Permit. Except as set forth on
Schedule 4.8, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         4.9 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; NO BREACH. Each of Shareholders and Target has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement (and each other agreement delivered or to be delivered in connection herewith) and to perform fully its, his or her respective obligations hereunder and thereunder. This Agreement (and each other agreement delivered or to be delivered in connection herewith) has been duly executed and delivered to Parent by Target and the Shareholders and, assuming due execution and delivery by, and enforceability against, Parent, constitutes the valid and binding obligation of Target and each Shareholder, enforceable against them in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by Target and any Shareholder in connection with the execution and delivery by Target and the Shareholders of this Agreement (and each other agreement delivered or to be delivered in connection herewith) and the consummation and performance by them of the transactions contemplated hereby and thereby, other than as set forth on Schedule 4.9. The execution, delivery and performance of this Agreement (and each other agreement delivered or to be delivered in connection herewith) by Target and the Shareholders and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof by the Shareholders will not:

         (i) violate any provision of Target's Certificate of Incorporation or By-laws;

         (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any Contract (as hereinafter defined), Lease (as defined below) or other agreement to which Target and any Shareholder is a party or by to which any of its or their respective assets may be bound or subject;

         (iii)violate any order, judgment, injunction, award or, decree of any Governmental Agency by which any Shareholder, or the securities, assets, properties or business of any of them, is bound or subject; or

         (iv) violate any statute, law or regulation.

         4.10 LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which Target or the securities, assets, properties or business of any of them is bound or subject. Except as set forth on Schedule 4.10, there are no actions, suits, legal, administrative or arbitral proceedings or inquiries relating to Target pending or, to the knowledge of Target or any Shareholder, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against Target, or any officer or director of Target (in his or her capacity as such).

         4.11 CONTRACTS. Other than the Lease between Target and Interchange Bank with respect to 590 Pascack, (the "Lease"), there are no agreements, contracts, understandings, arrangements (including, without limitation, bank lines), obligations, leases or licenses, whether written or oral, between Target and any other party, under or pursuant to which Target is obligated to make cash payments of or delivery products or render services with a value greater than $5,000 or receive cash payments of or receive products or services with a value greater than $5,000 or which are otherwise material to Target (collectively, "Contracts"). Except for the Lease, Target is not a party to any contract, agreement, arrangement or understanding, whether written or oral, which, either individually or in the aggregate, is material to the business or financial condition of Target, it being understood that the contracts which fall underneath the dollar threshold shall be deemed material if they are otherwise material to Target for non-monetary reasons. There have been delivered to Parent true and complete copies of the Lease. The Lease is valid, subsisting, in full force and effect and binding upon Target and the other parties thereto and are enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and Target and, to the knowledge of Target and Shareholders, each other party to the Lease have satisfied in full or provided for all of their respective liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, are not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default or would constitute a basis of force majeure or other claim of excusable delay or non-performance. To the knowledge of Target and each of the Shareholders, there is no material fact, event or circumstance which may give rise to an event of default on the part of Target or any other party under the Lease. No approval or consent of any person is needed in order that the Lease continue in full force and effect subsequent to the consummation of the transactions contemplated by this Agreement and, upon consummation of such transactions, the Lease will be enforceable by Target (subject to the qualifications that enforcement of the rights and remedies created thereby are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
Schedule 4.11 hereto contains a list of all licenses or personal property leases under or pursuant to which Target is obligated to make cash payments of or deliver products or render services with a value greater than $1,000 or receive cash payments of or receive products services with a value greater than $1,000 or which are otherwise material to Target (collectively, "Leases") together with the location and nature of each of the leased or licensed personal properties, the termination date of each such license or lease, the name of the licensor or lessor and all rental and other payments made or required to be made during the twelve-month period ending December 31, 1996.

         4.12  TITLE TO  PROPERTY;  ENCUMBRANCES.  (a)  Target  has,  and at the
Closing will have, good and valid title to its property (tangible and intangible), including without limitation, all property reflected on, or included in, the balance sheet (the "Balance Sheet") included in the Financial Statements as owned by Target, and all property acquired by Target since the date of the last Balance Sheet supplied to Parent (the "Balance Sheet Date"), in each case free and clear of all Liens except (i) as set forth on Schedule 4.12 hereto, (ii) for sales and other dispositions in the usual and ordinary course of business since the Balance Sheet Date for not less than the carrying value thereof and (iii) Permitted Liens (as hereinafter defined). The term "Liens", as used in this Agreement, shall mean all liens, mortgages, security interests, pledges, deeds of trust, options, adverse claims or other charges and encumbrances (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof as to which Target is the buyer or lessee, any sale of receivables with recourse against Target or any other person except the account debtor, any filing or agreements to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction to reflect ownership by a third party of property leased to Target under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of any person). The term "Permitted Liens", as used in this Agreement, shall mean liens for ad valorem real or personal property taxes or assessments accrued since the Balance Sheet Date but not due and liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, accrued since the Balance Sheet Date if the obligations secured by such liens are not delinquent and arose in the ordinary course of business consistent with past practices, together with liens that are specifically identified on the Balance Sheet or in the notes thereto.

         (b) [INTENTIONALLY OMITTED]

         (c) 590 Pascack is the only real property owned or leased by Target (the "Real Property"). Except as set forth in Schedule 4.12(c), Target has good and marketable title to 590 Pascack free and clear of all Liens, other than Liens listed on Schedule 4.12(c) and Permitted Liens. Title to 590 Pascack shall be insurable at regular rate by a suitable title company doing business in the State of New Jersey. Target has not received any notice that such buildings, structures, mechanical systems and structures violate any zoning regulations or ordinances of the state, city, town or village where the Real Property is located or any applicable statutes, regulations, ordinances and requirements (collectively, "Laws") governing the Real Property. Except as set forth on
Schedule 4.12(c), no officer or director of Target or any of Shareholders has knowledge, or reason to know, of any past or present violation, or any past or present use of the Real Property which is likely to result in any violation, or of any pending or threatened action or proceeding alleging any violations or past violations which have been waived or remedied and, in either case, will not result in any future liability to Target or Parent.

         4.13 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. To the best of its knowledge, except as described in Schedule 4.13, Target has not received any notice from a Governmental Agency that any of its properties are not in compliance with all federal, state and local laws, ordinances, codes, rules, standards, regulations, orders and common law applicable to worker health and safety; air emissions; water discharges; solid wastes; hazardous materials; drinking water; toxic substances; waste storage, treatment, transportation and disposal; and groundwater and soil monitoring; or otherwise relating to workers and/or the environment applicable to its business as presently conduced; and except as so described there are no violations, citations or claims pending or, to the knowledge of each of the Shareholders, threatened with respect to any such matters. To the best of its knowledge, except as so described, Target has received no notice that any toxic, hazardous or otherwise regulated substances ("Hazardous Materials") have been disposed of, discharged, buried or deposited in, on or under the ground by or on behalf of Target within the boundaries of a location occupied or formerly occupied by it or elsewhere, in violation of, or has not been reported to a Governmental Agency as required by, any applicable law, regulation or order (now in effect or in effect at the time of the relevant act); neither Target nor any of the Shareholders have received notice of any spills, discharges or emission of Hazardous Materials which have occurred within the boundaries of any such location during or prior to the occupancy thereof by Target or a subsidiary thereof in violation of, or has not been reported to a Governmental Agency as required by, any applicable law, regulation or order (now in effect or in effect at the time of the relevant act); and, except as so described, Target has received no notice that there are any materials containing urea formaldehyde, asbestos or polychlorinated biphenyls or any other Hazardous Materials in or about any location presently utilized by Target in violation of any applicable law, regulation or order.

         4.14 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.14, since December 31, 1996 Target has not:

         (i) Suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or, to the knowledge of Target or any of its officers or directors, prospects;

         (ii) Incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice;

         (iii)Paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than (A) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since such date or (B) the payment of the outstanding principal and interest of the mortgage against 590 Pascack or
(C) payment of the premium to the bonding company with respect to the lost stock certificate for the 83,237 shares of Parent Stock owned by Target;

         (iv) Permitted or allowed any of its property or assets (real, personal, or mixed, tangible or intangible) to be subjected to any Lien, except for Permitted Liens;

         (v) Cancelled any debts or waived any claims or rights of substantial value;

         (vi) Made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $10,000 for additions to property, plant, equipment or intangible capital assets;

         (vii)Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, or issued or sold, or authorized or proposed the issuance or sale of, directly or indirectly, any shares of capital stock or other securities of Target;

         (viii) Made any change in any method of accounting or accounting practice or in depreciation or amortization policies or rates adopted by it;

         (ix) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement of any kind with, any of its officers directors or stockholders or any affiliate or associate of any of its officers, directors or stockholders (other than legal and accounting expenses);

         (x) Agreed, whether in writing or otherwise, to take any action described in this Section.

         4.15 BANK ACCOUNTS. Schedule 4.15 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Target maintains accounts of any nature and names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. The Shareholders have delivered to Parent copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

         4.16 RELATED PARTY TRANSACTION. No officer, director, shareholder or, to the knowledge of Target and each Shareholder and no affiliate or relative of any of them:

         (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property, the use of which is necessary for the conduct of Target's business, and which if not obtained from such person could have a Material Adverse Effect; or

         (ii) owes any amount to Target or, to the knowledge of Target and Shareholders, has any cause of action or other claim against Target other than for current wages accrued in the ordinary course of business consistent with past practices.

         4.17 BROKERS AND FINDERS. All negotiations on the part of Shareholders relative to the transactions contemplated by this Agreement have been carried out by Shareholders without the intention of any person in a manner giving rise to any valid claim for a finders fee, brokerage commission or similar claim. None of Target, Shareholders or any of its or their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Any claim for a brokerage fee, commission or finder fee shall be a liability of Shareholders, not Parent or Target.

         4.18 DISCLOSURE. No representations or warranties of Shareholders contained in this Agreement and no statement contained in any document (including, without limitations, the Financial Statements and the Schedules to this Agreement), certificate, or other writing furnished or to be furnished by Target or Shareholders to Parent or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary, in the context in which made, to make the statements herein or therein not false or misleading.

         4.19 OWNERSHIP OF PARENT'S COMMON STOCK. Target currently owns 83,237 Shares of Parent's Common Stock (subject to the stock split referred to in Section 3.1(b)) free and clear of any liens or encumbrances.

         4.20 SCHEDULES. Inclusion in any Schedule of any disclosure shall not be construed as relevant to any determination of materiality. Any matters disclosed on one Schedule shall be disclosed for purposes of that Schedule only except for cross references from one Schedule to another Schedule.

         4.21 OTHER MATERIAL ADVERSE INFORMATION. Except as set forth in this Agreement or in the Financial Statements, certificates, exhibits or Schedules delivered pursuant hereto, neither Target nor any of the Shareholders have any knowledge of any information of a materially adverse nature with respect to the business, assets, operations, properties or condition (financial or otherwise) of Target.

         4.22 INFORMATION CONCERNING PARENT. Each Shareholder has received a package of information concerning Parent including Parent's Annual Report on Form 10-K for the year ended December 31, 1995; Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and the 1997 Proxy Statement. Each Shareholder acknowledges having reviewed the forgoing information and having had opportunity to ask management of Parent questions concerning the financial condition and business prospects of Parent.

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to Shareholders as follows:

         5.1 ORGANIZATION. Parent and Sub are corporations each duly organized, validly existing and in good standing under the laws of New Jersey and each has the requisite corporate power and authority to carry on its business as now being conducted.

         5.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; NO BREACH. Except as listed on Schedule 5.2, upon receiving the required approval of its respective Board of Directors, Parent and Sub each has the full legal right and power and all authority and approvals required to enter into, execute and delivery this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due execution and delivery by Target and Shareholders, constitutes the valid and binding obligation of Parent and Sub, enforceable against each in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as otherwise specified in this Agreement or any Schedule hereto, no approval or consent of, or filing with, any government or regulatory authority is required to be obtained by Parent in connection with the execution and delivery by Parent of this Agreement and the consummation and performance by it of the transactions contemplated hereby, other than (i) as set forth on Schedule 5.2, and (ii) consents or approvals the denial of which or the failure to obtain which could not affect in any material respect the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Parent will not:

         (i) violate any provision of Parent's Certificate of Incorporation of By-Laws;

         (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Parent is a party or by or to which it or its assets or properties may be bound or subject;

         (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which Parent, or the securities, assets, properties or business of Parent is bound; or

         (iv) violate any statute, law or regulation.

         5.3 BROKERS AND FINDERS. Neither Parent nor any of its officers, directors, employees or stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connecting with the transactions contemplated by this Agreement.

         5.4 DISCLOSURE. No representations or warranties of Parent contained in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Parent to Shareholders or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary, in the context in which made, to make the statements herein or therein not false or misleading.

                                   ARTICLE VI

                                    COVENANTS

         The parties hereby covenant and agree as follows:

         6.1 REASONABLE EFFORTS; FURTHER ACTIONS. The parties hereto each will use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and Target and each Shareholder will use its, his or her respective best efforts to assure that Parent has the benefits of all of Target's and Shareholders' covenants and agreements contained in this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent and Target with full title to the Shares, each party to this Agreement shall take all such necessary action.

         6.2 CONSENTS. Parent, Target and Shareholders will cooperate, and the Shareholders will cause Target to cooperate, with each other in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all regulatory bodies and all governmental agencies and authorities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement, and in seeking necessary consultation with and prompt favorable action by any such body, agency, authority or third party. Each of the parties hereto will use its best efforts to obtain all such consents and favorable actions required by it for the consummation of the transactions contemplated hereby.

         6.3 CERTAIN TAXES. Target or the Shareholders will pay or reserve Funds for all Taxes with respect to the income of Target earned through the Closing Date.

         6.4 CORRECT AS OF CLOSING. Each representation and warranty of Shareholders, Target and/or Parent, set forth in this Agreement shall be true and correct as of the Closing Date.

         6.5. TARGET STOCK. No Shareholder will create or incur or suffer to exist any mortgage, lien, pledge, hypothecation, charge, encumbrance or restriction of any kind on the Target Stock other than disclosed in this Agreement.

         6.6 SECURITIES LAW - PROVISIONS. (a) Each Shareholder acknowledges that Parent's Common Shares to be delivered to him pursuant to this Agreement have not been and are not being registered under the Securities Act of 1933 as amended (the "1933 Act"), and that accordingly Parent's Common Shares are not transferable except as permitted under various exemptions contained in the 1933 Act and the rules of the Securities and Exchange Commission ("SEC") thereunder. The Provisions contained in this Paragraph 6.6 are intended to ensure compliance with the 1933 Act.

         (b) Each Shareholder covenants, warrants, and represents that none of Parent's Common Shares that will be issued to him or her pursuant to this Agreement will be offered, sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act.

         (c) Each Shareholder represents and warrants to Parent that he or she is acquiring Parent's Common Shares to be issued under this Agreement for his or her own account, for investment, and not with a view to their resale or other distribution except as the same may be permitted under the 1933 Act and under the rules and regulations of the SEC thereunder.

         (d) Each Shareholder agrees not to sell, transfer, hypothecate, or otherwise dispose of any of Parent's Common Shares received pursuant to this Agreement unless and until he or she (a) shall have presented Parent with a written legal opinion in form and substance satisfactory to counsel for Parent (which may include counsel to the Parent) to the effect that the disposition is permissible under the terms of the 1933 Act and regulations under the 1933 Act; or (b) shall have complied with the registration and prospectus requirements of the 1933 Act relating to the disposition. The Shareholders recognize that certain of the Shareholders who are not deemed affiliates of Parent may be eligible for an exemption from registration requirements pursuant to SEC Rule 145 and other Shareholders who would be deemed affiliates of Parent and not eligible to avail themselves of Rule 145. Each Shareholder further agrees that the certificates evidencing the Common Shares he or she will receive shall contain the following legend:

                        THE SECURITIES EVIDENCED BY THIS

                      CERTIFICATE HAVE NOT BEEN REGISTERED

                   UNDER THE SECURITIES ACT OF 1933, HAVE BEEN

                    TAKEN FOR INVESTMENT AND MAY NOT BE SOLD

                    OR OFFERED FOR SALE UNLESS A REGISTRATION

                     STATEMENT UNDER THE FEDERAL SECURITIES

                     ACT OF 1933, AS AMENDED WITH RESPECT TO

                     THESE SHARES, IS THEN IN EFFECT OR ANY

                         EXEMPTION FROM THE REGISTRATION

                     REQUIREMENTS OF THE ACT IS THEN IN FACT

                         APPLICABLE TO THE OFFER OR SALE

         Parent shall also place a "stop transfer" order against any transfer of the Common Shares until one of the conditions set forth above has been met.

         (e) If within two years after the Closing Date, Parent shall file a registration statement under the 1933 Act, as then in effect, covering an offering by Parent of Parent's Common Shares for cash, Parent will mail to each Shareholder (at his or her address in Parent's share transfer records) written notice of its intent to file the registration statement. If a Shareholder shall deliver a written request to Parent, within twenty days after the mailing of the notice, setting forth the number of Common Shares he or she intends to dispose of, Parent agrees to use reasonable efforts to include those shares of each Shareholder in the registration statement and related underwriting arrangements. Each Shareholder agrees that if the offering by Parent is underwritten, his or her shares are to be underwritten by the same underwriter or underwriters on the same basis as the other shares included. If in spite of the reasonable efforts of Parent the inclusion of all of the shares that each Shareholder intends to sell shall not be acceptable to the managing underwriter or underwriters of the offering, Parent may limit the number of shares of each Shareholder to be registered to the number of shares bearing the same proportion as such Shareholder's shares relate to the total number of shares being offered in the registration statement and related underwriting. If the offering is not completed within ninety days after the effective date of the registration statement, Parent shall be entitled to de-register any unsold portion of the shares. The manner and conduct of any registration, including the contents of the registration statement and of any underwriting or other related agreements, shall be entirely in the control and discretion of Parent. Each Shareholder agrees to cooperate with Parent in the preparation and filing of any registration statement prepared and filed under this subparagraph. Parent shall bear all out-of-pocket expenses, fees, and disbursements (except for underwriter's discount and registration fees related to the Shares of any Shareholder) incurred in connection with carrying out its obligations under this subparagraph, provided, however, that each Shareholder shall make the customary agreements, representations, warranties, and indemnifications to the underwriters in any offering with respect to any shares included at his or her request. Nothing in the subparagraph shall be deemed to prevent the inclusion in any offering of other and further shares for the account of other shareholders of Parent.

         (f) Parent will make reasonable efforts to obtain, prior to the Effective Time, approval for the listing on the ASE of the shares of Parent Common Stock to be received by the Shareholders as the Merger Consideration.

         6.7 NEW JERSEY SECURITIES ACT. It is understood and agreed that the Closing is subject to any and all requirements of New Jersey law applying to the issuance and transfer of Parent's Common Shares in exchange for all of the issued and outstanding shares of the Corporation. In no event shall Parent be liable to anyone for failure to sell or issue any of its Common Shares unless and until all applicable requirements of New Jersey law relating to the sale and issuance have been met.

         6.8 APPROVAL OF SHAREHOLDERS. Target shall (a) cause a meeting of its Shareholders to be duly called and held in accordance with the laws of the State of New Jersey and Target's Certificate of Incorporation and By-Laws as soon as reasonably practicable for the purpose of voting on the adoption and approval of the Agreement and the Merger (the "Proposal"), (b) recommend to its Shareholders' approval of the Proposal (except to the extent that the Board of Directors in the discharge of their fiduciary duties to Target deems the Merger to be not in the best interest of Target), (c) use its best efforts to obtain the necessary approval of its Shareholders, (d) take all action required under the NJBCA with respect to the holders of Target Dissenting Shares, and (e) in cooperation with Parent mail to Shareholders a transmittal letter in form and substance reasonably satisfactory to Parent to be used by such Shareholders in forwarding their certificates for surrender and exchange.

         6.9 THIRD PARTY CONSENTS. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

                                   ARTICLE VII

                       CONDITIONS TO TARGET'S OBLIGATIONS

         The obligations of Target to effect the Merger under this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Shareholders:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent and Sub contained in this Agreement and in any certificate delivered to Shareholders pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Parent and Sub shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

         7.2 NO ACTION OR PROCEEDINGS. No statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted or entered by an Governmental Agency or judicial authority and be in effect which would prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding by or before any court or other Governmental Agency shall have been instituted or threatened by any party to restrain or prohibit Parent from consummating the transactions contemplated by this Agreement or to invalidate the transactions contemplated by this Agreement.

         7.3 OFFICER'S CERTIFICATE. Target shall have received a certificate, executed by an executive officer of Parent, dated the Closing Date, satisfactory in form and substance to Target and their counsel, certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2.

         7.4 SECRETARY'S CERTIFICATE. Target shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Parent with respect to the accuracy and completeness of the resolutions adopted by the Board of Directors of Parent authorizing this Agreement and the consummation of the transactions contemplated hereby.

         7.5 OPINION. Target and the Shareholders shall have received the Opinion described in Section 8.5(c).

         7.6 OTHER CLOSING DELIVERIES. Target shall have received all documents and payments required to be delivered and/or made to Shareholders by Parent and Sub pursuant to Sections 9.2 and 9.3 hereof, respectively.

                                  ARTICLE VIII

                  CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS

         The obligation of Parent and Sub to effect the Closing under this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Parent:

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Target Shareholders contained in this Agreement and in any certificate delivered to Parent pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Target and Shareholders shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it and them at or prior to the Closing.

         8.2 GOVERNMENTAL APPROVALS; CONSENTS. All consents, permits, approvals, licenses or orders from any Governmental Agency or other third party required to be obtained for the lawful consummation of the transactions contemplated by this Agreement, shall have been obtained except where failure to obtain such consents, permits, approvals, licenses or orders would not have a Material Adverse Effect (whether or not such effect is referred to or described in any Schedule).

         8.3 NO ACTION OR PROCEEDINGS. No statute, rule, regulation, decree, order or injunction shall have been promulaged, enacted or entered by any Governmental Agency or judicial authority and be in effect which would prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding by or before any court or other Governmental Agency shall have been instituted or threatened by any party to restrain or prohibit Shareholders or Target from consummating the transactions contemplated by this Agreement.

         8.4 MATERIAL ADVERSE CHANGE. From the hereof date to the Closing Date, Target shall not have suffered any change which has or could have a Material Adverse Effect (whether or not such effect is referred to or described in any Schedule).

         8.5 OPINION OF COUNSEL. (a) Target shall have delivered to Parent an opinion of counsel for Target, addressed to Parent dated the Closing Date, in form acceptable to Parent stating that the Target is duly organized, validity existing and good standing under the laws of the State of New Jersey and that Target has taken all necessary actions to effectuate the Merger; (b) Parent shall have received an opinion from special banking counsel, Norris, McLaughlin & Marcus, P.A., in form acceptable to Parent stating that all banking law requirements have been satisfied and (c) Parent shall have received an opinion from special tax and securities counsel, Norris, McLaughlin & Marcus, P.A., in a form acceptable to Parent stating that the Merger will qualify as a tax free reorganization and that SEC Rule 145 applies to the Merger and the consequences of the application of such Rule. Parent, Target and the Shareholders shall provide Norris, McLaughlin & Marcus, P.A. with such representation as may customarily be required in connection with their opinions.

         8.6 CONTINUITY OF INTEREST AGREEMENT. At or prior to the Closing Date, Target, Parent and a majority in interest of the Shareholders shall execute a Continuity of Interest Agreement in substantially the form attached as Exhibit D hereto.

         8.7 OFFICER'S CERTIFICATE. Parent shall have received a certificate, executed by an executive officer of Target, dated the Closing Date, satisfactory in form and substance to Parent and its counsel, certifying as to the satisfaction of the conditions set forth in Section 8.1 and 8.2 hereof.

         8.8 SECRETARY'S CERTIFICATE. Parent shall have received a certificate dated the Closing Date, from the Secretary or Assistant Secretary of Target with respect to the accuracy and completeness of the resolutions adopted by the Board of Directors of Target authorizing this Agreement and the consummation of the transactions contemplated hereby.

         8.9 GOOD STANDING CERTIFICATE. Parent shall have received certificates issued by appropriate Governmental Agencies evidencing, as of a recent date, the good standing and tax status of Target in the jurisdiction in which it is incorporated and in the jurisdictions in which it is qualified to do business; and as of a date not more than two days prior to the Closing Date, telegrams, if available, issued by the appropriate Governmental Agencies with respect to the good standing and tax status of Target in such jurisdictions.

         8.10 CERTIFIED CHARTER DOCUMENTS. Parent shall have received a copy of the Certificate of Incorporation or other applicable charter instrument and all amendments thereto of Target, certified by the appropriate Government Agencies.

         8.11 CERTIFIED BY-LAWS. Parent shall have received a copy of the By-Laws of Target, as amended through the Closing Date, certified by Target's Secretary.

         8.12 STRUCTURAL AND ENVIRONMENTAL REPORTS. Parent shall have obtained reports from experts, satisfactory to Parent, or shall otherwise be satisfied, that the improvements to 590 Pascack are free of material structural defects, that there are no material defects to the HVAC systems or electrical systems and there are no adverse environmental conditions affecting 590 Pascack.

         8.13 MATTERS SATISFACTORY TO PARENT'S COUNSEL. All actions, proceedings, opinions and ancillary documents required or incidental to the consummation of the transactions contemplated by this Agreement, and all legal matters related thereto, shall be reasonably satisfactory to counsel for Parent.

         8.14 OTHER CLOSING DELIVERIES. Parent shall have received all documents required to be delivered to Parent by Shareholders and Target pursuant to Sections 7.1 and 7.3 hereof, respectively.

         8.15 ISRA. Parent shall have received satisfactory evidence that the transactions contemplated by this Agreement will not trigger compliance with the provisions of the Environmental Clean-up Responsibility Act, N.J.S.A. 13:1K-6, et seq. ("ISRA") or that all provisions of ECRA have been satisfied.

         8.16 SHAREHOLDER OFFER PROCEDURES. All requirements of N.J.S.A. 14A:10-9, including shareholder notice and governmental authorities filing requirements, have been complied with by Parent; it being understood that Parent will make its best effort to have these requirements complied within a timely manner.

                                   ARTICLE IX

                       ACTIONS TO BE TAKEN AT THE CLOSING

         The following actions shall be taken at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         9.1 DELIVERIES BY SHAREHOLDERS AND TARGET. At or prior to the Closing, Shareholders shall deliver the Target stock certificates to the Exchange Agent in compliance with Section 3.3(d) hereof. Shareholders and Target shall also deliver to Parent all of the following:

         (a) the  opinions  of counsel  required  to be  delivered  pursuant  to
Section 8.5;

         (b) the certificate of an executive officer of Target required to be delivered pursuant to Section 8.7;

         (c) the certificate required to be delivered pursuant to Section 8.8;

         (d) the resignation of those directors and officers of Target whose names are set forth in Schedule 9.1 hereto and such others as shall be requested in writing by Parent prior to the Closing;

         (e) the good standing and other certificates and telegrams required to be delivered pursuant to Section 8.9;

         (f) the certificate copies of the Certificate of Incorporation required to be delivered pursuant to Section 8.10;

         (g) the stock books, stock ledgers, minute books, corporate seals and financial records and statements of Target;

         (h) the copies of the  By-Laws  required  to be  delivered  pursuant to
Section 8.11; and

         (i) certificates with respect to the incumbency and signatures of certain officers of Target who have executed this Agreement and any other certificates or documents executed or to be executed in connection herewith.

         9.2 DELIVERIES BY PARENT. At the Closing, Parent shall deliver or cause to be delivered:

         (i) Merger Consideration,  as adjusted, required to be paid pursuant to
Section 1.2 (to be paid within seven (7) days of Closing);

         (ii) the certificate of an executive officer of Parent required to be delivered pursuant to Section 7.4;

         (iii) the certificate of the Secretary or Assistant Secretary of Parent required to be delivered pursuant to Section 7.5; and

         (iv) certificates with respect to the incumbency and signatures of certain officers of Parent who have executed this Agreement and any other certificates or documents executed or to be executed in connection herewith.

                                    ARTICLE X

                            INDEMNIFICATION; SURVIVAL

         10.1 INDEMNIFICATION. (a) Shareholders, jointly and severally, agree to indemnify and hold harmless Parent (and its directors, officers, stockholders, employees, affiliates, agents and assigns) from and against any and all losses, liabilities, damages, deficiencies, assessments, judgments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) (collectively, "Claims") arising out of or based upon the breach or inaccuracy of any representation or warranty contained herein or in any of the documents delivered pursuant hereto made by Shareholders, the non-performance or breach by Target or Shareholders of any covenant, term or provision to be performed by it or any of them whether hereunder or in any of the documents delivered pursuant hereto. Notwithstanding the foregoing, Shareholders shall not be liable under this Section 10.1(a) unless and until the aggregate amount of liability under this Section 10.1(a) exceeds $10,000, whereupon Shareholders shall be jointly and severally liable for all amounts in excess of $10,000.

         (b) Parent hereby agrees to indemnify and hold harmless Shareholders (and their respective successors and legal representatives) from and against any Claims arising out of or based upon the breach or inaccuracy of any representation or warranty contained herein or in any of the documents delivered pursuant hereto made by Parent, or the non-performance or breach by Parent of any covenant, term or provision to be performed by it hereunder or in any of the documents delivered pursuant hereto.

         (c) Parent's right to indemnification as provided in this Section 10.1 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) Parent has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein, or (ii) Parent has been provided with access, as requested by Parent, to officers and employees of Target and such of Target's books, documents, contracts and records as has been provided to Parent in response to Parent's requests.

         10.2 CONDITIONS OF INDEMNIFICATION. (a) A party entitled to indemnification hereunder (the "Indemnified Party") shall notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article X within twenty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim pursuant to Section 10.2(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim within the time period referred to above shall not constitute a defense to a Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

         (b) If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such claim or demand at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, if the Indemnifying Party gives written notice of its intention to assume the contest and defense of such Claim or demand to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of Claim, and provides the Indemnified Party with appropriate assurances as to the creditworthiness of Indemnifying Party, that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand and the right, at its own expense, to participate in the defense of any Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and its paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim or demand and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand, the Indemnified party shall have no obligation to do so.

         10.3 SURVIVAL. The representations, warranties, covenants and agreements made by the parties herein or in any of the documents delivered pursuant hereto shall survive the Closing Date hereof until twenty-four (24) months after the date hereof; provided, however, that the representations, warranties and agreements made with regard to Taxes and environmental matters (as set forth in Section 4.13) shall survive until the applicable statutes of limitations have expired; provided, further, that with respect to any covenant, term or provision to be performed hereunder or in any of the documents delivered pursuant hereto, the right of indemnification under this Article X shall survive until such covenant, term or provision has been fully paid, performed and discharged.

                                   ARTICLE XI

                                   TERMINATION

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders of
Target:

         (a) by mutual consent of Parent and Target; or

         (b) by either Parent or Target if (i) the Merger shall not have been consummated on or before June 30, 1997 (the "Termination Date"), (ii) the requisite vote of the Shareholders of Target to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained at the meetings, or any adjournments thereof, called therefor, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Sub and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iv) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

         11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Target, as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Target, Parent, Sub or their respective officers or directors (except as set forth in this Section 11.2). Nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 WAIVER. Parent or Shareholders may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of the other or satisfaction of any of the conditions to its obligations contained herein. Any extension or waiver made pursuant to this
Section 12.1 must be by an instrument in writing signed on behalf of the party granting the extension of waiver. A waiver by any party of any provision hereof or breach hereof shall not operate or be construed as the waiver of any other provision or any subsequent breach.

         12.2 EXPENSES. Except as provided in this Section, all fees and expenses, including, without limitation, all fees of counsel and accountants, incurred in connection with this Agreement and the Transactions contemplated hereby shall be borne by the party incurring such fees and expenses. Notwithstanding the preceding sentence, the legal fees of Harwood Lloyd will be borne by Parent and the legal fees of Andora, Palmisano & Geaney and Norris, McLaughlin & Marcus, P.A. and the accounting fees of R.D. Hunter & Company will be borne by Target. Such fees will be deducted from the cash of Target prior to determination of the Conversion Ratio.

         12.3 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand one business day after delivery to a reputable overnight carrier or four business days after delivery to the U.S. Postal Services, if sent by first class mail, certified or registered mail with postage prepaid or by telecopy with a copy following by hand or by overnight carrier to mailed, certified or registered mail with postage prepaid:

         (a) if to Shareholders, to:

                              Anthony D. Andora, Esq.
                              Andora, Palmisano & Geaney
                              303 Molnar Drive
                              Elmwood Park, NJ  07407

         (b) if to Parent, to:

                              Mr. Anthony Labozzetta
                              Senior Vice President
                              Interchange State Bank
                              Park 80 West/Plaza Two
                              Saddle Brook, NJ 07662

               with a copy to:
                              Harwood Lloyd
                              130  Main Street
                              Hackensack, NJ  07601

                           Attention:  Maurice L. Stone, Esq.
                           Telephone No.:  (201) 487-1080
                           Telecopy No.:   (201) 489-5005

or to such other person or address as any party shall furnish to the other parties in writing.

         12.4 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all suits, legal actions or proceedings against any party hereto arising out of this Agreement shall be brought in the Superior Court of New Jersey venued in Bergen County or, if such court shall not have jurisdiction, any other court of appropriate jurisdiction sitting in the State of New Jersey and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal action or proceedings. Shareholders agree that service of all writs, process and summons in any such suit, action or proceeding may be made upon their agent. Parent agrees that service of all writs, process and summons in any such suit, action or proceeding brought in any such court may be made upon having an address as its agent. Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

         12.5 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by Parent to any of its affiliates and any other purported assignment shall be null and void. In the event of any assignment by Parent to an affiliate, Parent shall remain jointly and severally liable with such affiliate for any obligation of Parent hereunder. Nothing contained in this Agreement shall be deemed to confer any right or benefit upon any person other than the parties hereto to the extent herein provided.

         12.6 [INTENTIONALLY OMITTED]

         12.7 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         12.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         12.9 HEADINGS; SEVERABILITY. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Each and every provision of this Agreement shall be treated as separate and distinct and, in the event of any provision hereof being declared invalid, such invalid provision shall be deemed to be severable and all other provisions hereof shall remain in full force and effect.

         12.10 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements and understandings, written or oral, with respect thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST/WITNESS

                               INTERCHANGE FINANCIAL SERVICES CORP.

                                    BY: /s/Anthony S. Abbate
                                        ---------------------
                                    ANTHONY S. ABBATE, PRESIDENT

                               WASHINGTON INTERCHANGE CORP.

  /s/JoAnn Mistritto               BY: /s/Jeremiah F. O'Connor
                                        -----------------------
                                    JEREMIAH F. O'CONNOR, PRESIDENT

                               WIC ACQUISITION CORP.

                                    BY: /s/Anthony Labozzetta
                                        ---------------------
                                    ANTHONY LABOZZETTA, PRESIDENT

   /s/JoAnn Mistritto                   /s/Michael Albarelli
                                        ----------------------
                                    MICHAEL ALBARELLI, SHAREHOLDER

                                        /s/Anthony D. Andora
   /s/JoAnn Mistritto                   -----------------------
                                    ANTHONY D. ANDORA, SHAREHOLDER

   /s/Karen M Piano                     /s/Lucien Baron
                                        -----------------------
                                    LUCIEN BARON, SHAREHOLDER

   /s/Frances E. Ciolino                /s/Robert Ciolino
                                        -----------------------
                                    ROBERT CIOLINO, SHAREHOLDER


   /s/JoAnn Mistritto                   /s/Alfred J. Cinelli
                                        -----------------------
                                    ALFRED J. CINELLI, DDS,SHAREHOLDER

   /s/JoAnn Mistritto                   /s/John J. Eccleston
                                        -----------------------
                                    JOHN J. ECCLESTON, SHAREHOLDER

   /s/JoAnn Mistritto                   /s/Joseph S. Gradzki
                                        -----------------------
                                    JOSEPH S. GRADZKI, SHAREHOLDER

   /s/Ben Rosenzweig                    /s/Roger L. Helias
                                        ------------------------
                                    ROGER L. HELIAS, SHAREHOLDER

   /s/JoAnn Mistritto                   /s/Paul Kleinkops
                                        ------------------------
                                    PAUL KLEINKOPS, SHAREHOLDER

   /s/JoAnn Mistritto                   /s/Jeremiah F. O'Connor
                                        ------------------------
                                    JEREMIAH F. O'CONNOR, SHAREHOLDER

                                    EXHIBIT A

                                   AMOUNT                         CERTIFICATE
STOCKHOLDERS                     OF SHARES         PROPORTION          NO.
------------                     ---------         ----------          ---

Michael Albarelli                   20                10%
Anthony D. Andora                   20                10%
Lucien Baron                        20                10%
Robert Ciolino                      20                10%
Alfred J. Cinelli, DDS              20                10%
John J. Eccleston                   20                10%
Joseph S. Gradzki                   20                10%
Roger L. Helias                     20                10%
Paul Kleinkops                      20                10%
Jeremiah F. O'Connor                20                10%
                                    ==                ===

                  TOTAL:           200               100%